HINES GLOBAL REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

Hines Global REIT, Inc. (“Hines Global”) and, together with Hines Global REIT Properties, LP (the “Operating Partnership”), (the “Company”) made the following acquisitions since inception:

Property Name	Date of Acquisition	Net Purchase Price
17600 Gillette	June 9, 2010	$20.4 million
Brindleyplace Project	July 7, 2010	$282.5 million
Hock Plaza	September 8, 2010	$97.9 million
Southpark	October 19, 2010	$31.2 million
Fifty South Sixth	November 4, 2010	$185.0 million
Stonecutter Court	March 11, 2011	$146.8 million

The unaudited pro forma consolidated balance sheet is not presented as the acquisitions of 17600 Gillette, the Brindleyplace Project, Hock Plaza, Southpark and Fifty South Sixth occurred prior to December 31, 2010 and no adjustments were made to the balance sheet. The unaudited pro forma consolidated statement of operations assumes that the Company’s acquisitions of 17600 Gillette, the Brindleyplace Project, Hock Plaza, Southpark and Fifty South Sixth occurred on January 1, 2010. In management’s opinion, all adjustments necessary to reflect the effects of these acquisitions have been made. The unaudited pro forma consolidated statement of operations is not necessarily indicative of what actual results of operations would have been had the Company made these acquisitions on the first day of the period presented, nor does it purport to represent the results of operations for future periods.

On March 11, 2011, the Company acquired all of the share capital of Sofina Properties Limited ("Sofina"), for the sole purpose of acquiring Stonecutter Court, a core office building with two adjacent, ancillary buildings located in London, United Kingdom. The financial statements of Stonecutter Court are required to be filed on or before May 27, 2011. As a result, no adjustments have been included in the unaudited pro forma statements of operations related to Stonecutter Court.

HINES GLOBAL REIT, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010
(In thousands except per share amounts)

	Year Ended December 31, 2010	Adjustments		Pro Forma
Revenues:
Rental revenue	$23,158	$45,281	(a)	$68,439
Other revenue	1,716	3,815	(a)	5,531
Total revenues	24,874	49,096		73,970
Expenses:
Property operating expenses	5,832	11,597	(a)	17,429
Real property taxes	1,280	5,085	(a)	6,365
Property management fees	626	1,275	(a)	1,901
Depreciation and amortization	16,029	27,704	(a)	43,733
Acquisition related expenses	15,678	(15,192)	(b)	486
Asset management and acquisition fees	11,236	(7,763)	(e)	3,473
General and administrative expenses	1,866	—		1,866
Total expenses	52,547	22,706		75,253
Income (loss) before other income (expenses) and provision for income taxes	(27,673)	26,390		(1,283)
Other income (expenses):
Gain on interest rate swap contracts	2,800	—		2,800
Other gains (losses)	39	(4)		35
Interest expense	(6,035)	(11,517)	(c)	(17,552)
Interest income	110	60		170
Income (loss) before provision for income taxes	(30,759)	14,929		(15,830)
Provision for income taxes	(657)	(697)	(a)	(1,354)
Net income (loss)	(31,416)	14,232		(17,184)
Net (income) loss attributable to noncontrolling interests	5,951	(3,929)	(d)	2,022
Net income (loss) attributable to common stockholders	$(25,465)	$10,303		$(15,162)
Basic and diluted loss per common share:	$(1.30)			$(0.66)
Weighted average number common shares outstanding	19,597	3,216	(f)	22,813

See notes to unaudited pro forma consolidated statement of operations and notes to unaudited pro forma consolidated financial statement.

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the
Year Ended December 31, 2010

(a)
To record the pro forma effect of the Company’s acquisitions of 17600 Gillette, the Brindleyplace Project, Hock Plaza, Southpark and Fifty South Sixth (based on their historical results of operations which includes adjustments related to the purchase price allocation which was performed upon acquisition) assuming that the acquisitions had occurred on January 1, 2010.

(b)
To eliminate the effect of non-recurring acquisition expenses recorded in relation to the Company’s acquisitions of 17600 Gillette, the Brindleyplace Project, Hock Plaza, Southpark and Fifty South Sixth.

(c)
To record the pro forma effect of the Company’s interest expense assuming that the Company had permanent financing in place as of January 1, 2010 related to its acquisitions of the Brindleyplace Project, Hock Plaza, Southpark and Fifty South Sixth as follows:

 •On July 7, 2010, the Company entered into a £121.1 million ($183.7 million assuming a rate of $1.52 per GBP based on the transaction date) mortgage with Eurohypo AG related to the acquisition of the Brindleyplace Project. Interest on approximately £90.8 million ($137.7 million assuming a rate of $1.52 per GBP based on the transaction date) of the loan balance was fixed at closing at 3.89% through multiple 5-year swaps with Eurohypo.

 •On September 8, 2010, the Company assumed an $80.0 million note related to the acquisition of Hock Plaza. At the time of acquisition, the fair value of this note was estimated to be $77.1 million, resulting in a discount of $2.9 million, which is being amortized into interest expense over the term of the note. The loan requires monthly payments of interest only until January 2011, with monthly payments of principal and interest due thereafter. The loan has a fixed interest rate of 5.58%, matures in December 2015 and is secured by a first priority lien on Hock Plaza and assignments of all personal property including its leases and rents. The adjustment for Hock Plaza includes amortization of the fair value adjustment related to the assumed mortgage for Hock Plaza.

 •On October 19, 2010, the Company assumed an $18.0 million note related to the acquisition of Southpark.  At the time of acquisition, the fair value of this note was estimated to be $18.7 million, resulting in a premium of $720,000, which is being amortized into interest expense over the term of the note. The loan requires monthly payments of interest only. The loan has a fixed interest rate of 5.67%, matures in December 2016 and is secured by a first priority lien on Hines Global REIT Southpark II LLC's interest in Southpark and assignments of all personal property including its leases and rents. The adjustment for Southpark includes amortization of the fair value adjustment related to the assumed mortgage for Southpark.

 •On November 4, 2010, the Company entered into a $95.0 million mortgage with PB Capital Corporation related to the acquisition of Fifty South Sixth. The loan requires monthly payments of interest only and has a variable interest rate. However, the interest rate was effectively fixed at 3.62% through a five-year interest rate swap agreement, which was entered into with PB Capital Corporation. The initial maturity date for the loan is November 4, 2015, and the Company has the option to extend the term for two additional one-year periods. The loan is secured by a first priority lien on Fifty South Sixth.

(d)
The Company owns a 60% interest in the Brindleyplace Project through the Brindleyplace JV, a joint venture it formed with Moorfield Real Estate Fund II GP Ltd. ("Moorfield"). The Company has consolidated the Brindleyplace JV and its wholly-owned subsidiaries in its financial statements. The purpose of this adjustment is to allocate 40% of the pro forma net income of the Brindleyplace JV to Moorfield in accordance with the joint venture agreement.

(e)
To record the pro forma effect of the Company's 1.5% asset management fee assuming that the acquisitions of 17600 Gillette, the Brindleyplace Project, Hock Plaza, Southpark and Fifty South Sixth had occurred on January 1, 2010. In addition, this adjustment includes amounts required to eliminate the effect of non-recurring acquisition fees included in the Company’s statement of operations for the twelve months ended December 31, 2010 related to these acquisitions.

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the
Year Ended December 31, 2010

(f)
To record the pro forma effect of the proceeds required from the issuance of shares of the Company’s common stock to complete the acquisitions described in (a), less amounts received from the financing activities described in (c) above.  This adjustment assumes that the Company sold shares at a price of $10 per share less commissions, dealer manager fees and issuer costs.

Pro Forma Twelve Months Ended December 31, 2010
Cash needed to acquire 17600 Gillette	$20,350
Cash needed to acquire the Brindleyplace Project	59,290
Cash needed to acquire Hock Plaza	17,933
Cash needed to acquire Southpark	13,187
Cash needed to acquire Fifty South Sixth	89,992
$200,752

Net cash received from each share of common stock issued	$8.80

Common stock needed to purchase the properties listed above	22,813
Less: Historical weighted average common shares outstanding	(19,597)
3,216

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the
Year Ended December 31, 2010

(1)  Investment Properties Acquired After January 1, 2010

On June 9, 2010, the Company acquired 17600 Gillette, a two-story office building located in Irvine, California. The building was constructed in 1977 and contains 98,925 square feet of rentable area which is 100% leased.

On July 7, 2010, the Brindleyplace JV consummated its acquisition of the Brindleyplace Project. The Brindleyplace Project consists of five office buildings including ground-floor retail, restaurant and theatre space, and a 903-space multi-story parking garage constructed from 1997 - 2000. The Brindleyplace Project consists of 560,200 square feet of rentable area that is 99.2% leased to 32 tenants. The contract purchase price for the Brindleyplace Project was £186.2 million ($282.5 million assuming a rate of $1.52 per GBP based on the transaction date), exclusive of transaction costs, financing fees and working capital reserves. The Brindleyplace JV funded the acquisition using contributions from the venturers and proceeds from a secured mortgage facility agreement entered into with Eurohypo AG in the aggregate amount of £121.1 million ($183.7 million assuming a rate of $1.52 per GBP based on the transaction date).

On September 8, 2010 the Company acquired Hock Plaza, a 12-story office building located in Durham, North Carolina.  Hock Plaza was constructed in 2004 and consists of 327,160 square feet of rentable area that is 99% leased to three tenants.

On October 19, 2010, the Company acquired Southpark, an industrial/flex office park complex of four buildings located in Austin, Texas. Southpark was constructed in 2001 and consists of 372,125 square feet of rentable area that is 94% leased to eight tenants.

On November 4, 2010, the Company acquired Fifty South Sixth, a 29-story office building located in Minneapolis, Minnesota. Fifty South Sixth was constructed in 2001 and consists of 698,783 square feet of rentable area that is 94% leased to thirty-two tenants.

On March 11, 2011, the Company acquired all of the share capital of Sofina for the sole purpose of acquiring Stonecutter Court, a core office building with two adjacent, ancillary buildings located in London, United Kingdom. The financial statements of Stonecutter Court are required to be filed on or before May 27, 2011. As a result, no adjustments have been included in the unaudited pro forma statement of operations related to Stonecutter Court.

The unaudited pro forma consolidated statement of operations assumes that all acquisitions described above except Stonecutter Court occurred on January 1, 2010.